Exhibit 99.1

CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
605-988-1000
communications@lodgenet.com

LODGENET APPOINTS PHILLIP M. SPENCER TO BOARD OF DIRECTORS

SIOUX FALLS, SD, February 29, 2012   — LodgeNet Interactive Corporation (NASDAQ:LNET) the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve, announced today that Phillip M. Spencer has been appointed to its Board of Directors. Mr. Spencer will fill a board position left open by the retirement of Rodney Leyendecker in 2011.

Mr. Spencer is Chief Executive Officer and a member of the board of directors of Windjammer Communications, LLC, which owns and operates cable systems in six states offering High-Speed internet, Cable TV and local phone service to residential and commercial customers. Prior to joining Windjammer in May of 2010, Mr. Spencer was president and CEO of Aplus.Net, a global provider of webhosting and co-location services and also served as President and CEO of Everest Connections, Inc., a Lenexa, Kansas-based cable, telephone, and Internet access provider.  A Marquette University graduate, Mr. Spencer holds a bachelor’s degree in Economics and Finance.

“I am very pleased to welcome Phil to the Board of Directors, at LodgeNet” said Scott C. Petersen, Chairman & CEO of LodgeNet.  “As a seasoned executive with a strong cable and media background, Phil is an excellent addition to our board.”

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All other trademarks are the property of their respective owners.

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

LodgeNet is a registered trademark of LodgeNet Interactive Corporation.